Exhibit 99.1

NEWS RELEASE January 23, 2019

Contacts: Dan Schlanger, CFO
Ben Lowe, VP & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

CROWN CASTLE REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS, RAISES OUTLOOK FOR FULL YEAR 2019

January 23, 2019 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) ("Crown Castle") today reported results for the quarter and year ended December 31, 2018.
"We closed out another year of growth with solid results in the fourth quarter and increased our Outlook for 2019, demonstrating the strong fundamentals across our business," stated Jay Brown, Crown Castle’s Chief Executive Officer. "We are excited about the opportunity we see to leverage the unmatched portfolio of more than 40,000 towers and 65,000 route miles of dense, high capacity fiber that we have built and acquired over the past two decades in the top U.S. markets where we see the greatest long-term demand. We continue to believe our ability to offer towers, small cells and fiber solutions, which are all integral components of communications networks and are shared among multiple tenants, provides us the best opportunity to generate significant growth while delivering high returns for our shareholders. Further, we believe that the U.S. is the best market for communications infrastructure ownership, and we are pursuing that compelling opportunity with our comprehensive offering. With the positive momentum we continue to see in our towers and fiber segments, we remain focused on investing in our business to generate future growth and delivering dividend per share growth of 7% to 8% per year."

RESULTS FOR THE QUARTER
The table below sets forth select financial results for the three month period ended December 31, 2018 and 2017. For further information, refer to the financial statements and non-GAAP, segment and other calculation reconciliations included in this press release.

(in millions)	Actual				Midpoint Q4 2018 Outlook(b)	Actual Compared to Outlook
	Q4 2018	Q4 2017	Change	% Change
Site rental revenues	$1,209	$1,051	+$158	+15%	$1,194	+$15
Net income (loss)	$213	$98	+$115	+117%	$214	-$1
Adjusted EBITDA(a)	$816	$707	+$109	+15%	$825	-$8
AFFO(a)(c)	$591	$512	+$79	+15%	$596	-$5
Weighted-average common shares outstanding - diluted	417	408	+9	+2%	416	+1
Note: Figures may not tie due to rounding.

(a)	See reconciliation of this non-GAAP financial measure to net income (loss) and definition included herein.

(b)	As issued on October 17, 2018.

(c)	Attributable to CCIC common stockholders.

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HIGHLIGHTS FROM THE QUARTER

•
Site rental revenues. Site rental revenues grew approximately 15%, or $158 million, from fourth quarter 2017 to fourth quarter 2018, inclusive of approximately $59 million in Organic Contribution to Site Rental Revenues, $82 million in contributions from acquisitions and other items, and a $17 million increase in straight-lined revenues. The $59 million in Organic Contribution to Site Rental Revenues represents approximately 5.6% growth, comprised of approximately 7.7% growth from new leasing activity and contracted tenant escalations, net of approximately 2.1% from tenant non-renewals. When compared to the prior fourth quarter 2018 Outlook issued on October 17, 2018, site rental revenues were approximately $15 million higher than expected and included approximately $10 million of additional straight-lined revenues primarily resulting from term extensions associated with leasing activity.

•	Net income. Net income for fourth quarter 2018 was $213 million, compared to $98 million during the same period a year ago.

•
Adjusted EBITDA.  When compared to the prior fourth quarter 2018 Outlook, Adjusted EBITDA was impacted by approximately $10 million of higher costs associated with the combination of additional accruals for annual bonuses relating to full year 2018 results and expenses related to certain natural disasters that occurred during the fourth quarter. In addition, Adjusted EBITDA was also impacted by approximately $5 million of lower services contribution that is now expected to contribute to Adjusted EBITDA in 2019.

•
Capital expenditures. Capital expenditures during the quarter were $500 million, comprised of $18 million of land purchases, $30 million of sustaining capital expenditures, $447 million of revenue generating capital expenditures and $5 million of integration capital expenditures. The revenue generating capital expenditures of $447 million included $349 million attributable to Fiber and $98 million attributable to Towers.

•
Common stock dividend. During the quarter, Crown Castle paid common stock dividends of $1.125 per common share, an increase of approximately 7% on a per share basis compared to the same period a year ago.

RESULTS FOR THE YEAR
The table below sets forth select financial results for the year ended December 31, 2018. For further information, refer to the financial statements and non-GAAP and other calculation reconciliations included in this press release.

(in millions)	Actual				Midpoint Full Year 2018 Outlook(b)	Actual Compared to Outlook
	2018	2017	Change	% Change
Site rental revenues	$4,716	$3,669	+$1,047	+29%	$4,701	+$15
Net income (loss)	$671	$445	+$226	+51%	$672	-$1
Adjusted EBITDA(a)	$3,141	$2,482	+$659	+27%	$3,149	-$8
AFFO(a)(c)	$2,274	$1,860	+$414	+22%	$2,278	-$5
Weighted-average common shares outstanding - diluted	415	383	+32	+8%	415	—
Note: Figures may not tie due to rounding

(a)	See reconciliation of this non-GAAP financial measure to net income (loss) included herein.

(b)	As issued on October 17, 2018.

(c)	Attributable to CCIC common stockholders.

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HIGHLIGHTS FROM THE YEAR

•
Site rental revenues. Site rental revenues grew approximately 29%, or $1,047 million, from full year 2017 to full year 2018, inclusive of approximately $207 million in Organic Contribution to Site Rental Revenues, $767 million in contributions from acquisitions and other items, and a $73 million increase in straight-lined revenues. The $207 million in Organic Contribution to Site Rental Revenues represents approximately 5.6% growth, comprised of approximately 8.0% growth from new leasing activity and contracted tenant escalations, net of approximately 2.4% from tenant non-renewals.

•
Capital expenditures. Capital expenditures during the year were $1.7 billion, comprised of $56 million of land purchases, $105 million of sustaining capital expenditures, $1.6 billion of revenue generating capital expenditures and $13 million of integration capital expenditures. The revenue generating capital expenditures of $1.6 billion included approximately $1.2 billion attributable to Fiber and approximately $350 million attributable to Towers.

•
Common stock dividend. During the year, Crown Castle paid common stock dividends of approximately $1.8 billion in the aggregate, or $4.275 per common share, an increase of approximately 10% on a per share basis compared to the same period a year ago.

"Our positive 2018 results and increased full year 2019 Outlook reflect the strong underlying demand for our communications infrastructure assets and our team's continued focus on translating the robust growth in data demand into growth in dividends per share," stated Dan Schlanger, Crown Castle's Chief Financial Officer. "Looking back on 2018, we had a very successful year. We delivered 10% growth in dividends per share year over year, made significant investments in new fiber assets in top markets where we see the greatest demand for small cells and fiber solutions, substantially completed the integration of our recent acquisitions, all while improving our financial flexibility by proactively refinancing upcoming maturities and increasing the average maturity of our debt. Looking forward, we are excited about the growth trends across our business and the long-term opportunity in front of Crown Castle as we continue to target 7% to 8% annual growth in dividends per share."

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OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle's filings with the Securities and Exchange Commission ("SEC"). As previously announced on October 17, 2018, the Outlook section of Crown Castle's quarterly earnings releases now includes Outlook for full year periods only.
The following table sets forth Crown Castle's current Outlook for full year 2019:

(in millions)	Full Year 2019
Site rental revenues	$4,939	to	$4,984
Site rental cost of operations(a)	$1,438	to	$1,483
Net income (loss)	$781	to	$861
Adjusted EBITDA(b)	$3,344	to	$3,389
Interest expense and amortization of deferred financing costs(c)	$687	to	$732
FFO(b)(d)	$2,293	to	$2,338
AFFO(b)(d)	$2,413	to	$2,458
Weighted-average common shares outstanding - diluted(e)	417

(a)	Exclusive of depreciation, amortization and accretion.

(b)	See reconciliation of this non-GAAP financial measure to net income (loss) and definition included herein.

(c)	See reconciliation of "components of current outlook for interest expense and amortization of deferred financing costs" herein for a discussion of non-cash interest expense.

(d)	Attributable to CCIC common stockholders.

(e)
The assumption for full year 2019 diluted weighted-average common shares outstanding is based on the diluted common shares outstanding as of December 31, 2018. The diluted weighted-average common shares outstanding does not include any assumed conversion of preferred stock in the share count.

Full Year 2019 Outlook
The table below compares the results for full year 2018, midpoint of the current full year 2019 Outlook and the midpoint of the previously provided full year 2019 Outlook for select metrics.

	Midpoint of FY 2019 Outlook to FY 2018 Actual Comparison
(in millions)	Current Full Year 2019 Outlook	Full Year 2018 Actual	Change	% Change	Previous Full Year 2019 Outlook(d)	Current Compared to Previous Outlook
Site rental revenues	$4,962	$4,716	+$246	+5%	$4,921	+$41
Net income (loss)	$821	$671	+$150	+22%	$778	+$43
Adjusted EBITDA(a)	$3,367	$3,141	+$226	+7%	$3,326	+$41
AFFO(a)(b)	$2,436	$2,274	+$162	+7%	$2,436	—
Weighted-average common shares outstanding - diluted(c)	417	415	+2	—	416	+1

(a)	See reconciliation of this non-GAAP financial measure to net income (loss) and definition included herein.

(b)	Attributable to CCIC common stockholders.

(c)
The assumption for full year 2019 diluted weighted-average common shares outstanding is based on the diluted common shares outstanding as of December 31, 2018. For all periods presented, the diluted weighted-average common shares outstanding does not include any assumed conversion of preferred stock in the share count.

(d)	As issued on October 17, 2018.

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•
When compared to the prior full year 2019 Outlook, the increase to the expected growth in site rental revenues relates to the expected increase in straight-lined revenues primarily resulting from term extensions associated with leasing activity.

•
At the midpoints, the expected Organic Contribution to Site Rental Revenues from 2018 to 2019 represents 6.0% growth year over year compared to 5.6% for full year 2018, comprised of approximately 9.8% growth from new leasing activity and contracted tenant escalations, net of approximately 3.8% from tenant non-renewals.

•
The chart below reconciles the components of expected growth in site rental revenues from 2018 to 2019 of $223 million to $268 million, inclusive of expected Organic Contribution to Site Rental Revenues during 2019 of $260 million to $300 million.

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•	The chart below reconciles the components of expected growth in AFFO from 2018 to 2019 of $140 million to $185 million.

•	When compared to the prior full year 2019 Outlook, the Outlook for AFFO is unchanged.

•	Additional information is available in Crown Castle's quarterly Supplemental Information Package posted in the Investors section of its website.

CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for Thursday, January 24, 2019, at 10:30 a.m. Eastern time to discuss its fourth quarter 2018 results. The conference call may be accessed by dialing 888-204-4368 and asking for the Crown Castle call (access code 3601569) at least 30 minutes prior to the start time. The conference call may also be accessed live over the Internet at http://investor.crowncastle.com. Supplemental materials for the call have been posted on the Crown Castle website at http://investor.crowncastle.com.
A telephonic replay of the conference call will be available from 1:30 p.m. Eastern time on Thursday, January 24, 2019, through 1:30 p.m. Eastern time on Wednesday, April 24, 2019, and may be accessed by dialing 888-203-1112 and using access code 3601569. An audio archive will also be available on the company's website at http://investor.crowncastle.com shortly after the call and will be accessible for approximately 90 days.

ABOUT CROWN CASTLE
Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 65,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service - bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.

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Non-GAAP Financial Measures, Segment Measures and Other Calculations
This press release includes presentations of Adjusted EBITDA, Adjusted Funds from Operations ("AFFO"), Funds from Operations ("FFO") and Organic Contribution to Site Rental Revenues, which are non-GAAP financial measures. These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles ("GAAP")).
Our measures of Adjusted EBITDA, AFFO, FFO and Organic Contribution to Site Rental Revenues may not be comparable to similarly titled measures of other companies, including other companies in the communications infrastructure sector or other real estate investment trusts ("REITs"). Our definition of FFO is consistent with guidelines from the National Association of Real Estate Investment Trusts with the exception of the impact of income taxes in periods prior to our REIT conversion in 2014.
In addition to the non-GAAP financial measures used herein, we also provide Segment Site Rental Gross Margin, Segment Services and Other Gross Margin and Segment Operating Profit, which are key measures used by management to evaluate our operating segments for purposes of making decisions about allocating capital and assessing performance. These segment measures are provided pursuant to GAAP requirements related to segment reporting. In addition, we provide the components of certain GAAP measures, such as capital expenditures.
Adjusted EBITDA, AFFO, FFO and Organic Contribution to Site Rental Revenues are presented as additional information because management believes these measures are useful indicators of the financial performance of our business. Among other things, management believes that:

•
Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of the communications infrastructure sector and other REITs to measure financial performance without regard to items such as depreciation, amortization and accretion which can vary depending upon accounting methods and the book value of assets. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.

•
AFFO is useful to investors or other interested parties in evaluating our financial performance. Management believes that AFFO helps investors or other interested parties meaningfully evaluate our financial performance as it includes (1) the impact of our capital structure (primarily interest expense on our outstanding debt and dividends on our preferred stock) and (2) sustaining capital expenditures, and excludes the impact of our (a) asset base (primarily depreciation, amortization and accretion) and (b) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations, or rent free periods, the revenue or expense is recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. Management notes that Crown Castle uses AFFO only as a performance measure. AFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flows from operations or as residual cash flow available for discretionary investment.

•
FFO is useful to investors or other interested parties in evaluating our financial performance. Management believes that FFO may be used by investors or other interested parties as a basis to compare our financial performance with that of other REITs. FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily depreciation, amortization and accretion). FFO is not a key performance indicator used by Crown Castle. FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flow from operations.

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•
Organic Contribution to Site Rental Revenues is useful to investors or other interested parties in understanding the components of the year-over-year changes in our site rental revenues computed in accordance with GAAP. Management uses the Organic Contribution to Site Rental Revenues to assess year-over-year growth rates for our rental activities, to evaluate current performance, to capture trends in rental rates, new leasing activities and customer non-renewals in our core business, as well to forecast future results. Organic Contribution to Site Rental Revenues is not meant as an alternative measure of revenue and should be considered only as a supplement in understanding and assessing the performance of our site rental revenues computed in accordance with GAAP.

We define our non-GAAP financial measures, segment measures and other calculations as follows:
Non-GAAP Financial Measures
Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, amortization of prepaid lease purchase price adjustments, interest expense and amortization of deferred financing costs, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, impairment of available-for-sale securities, interest income, other (income) expense, (benefit) provision for income taxes, cumulative effect of a change in accounting principle, (income) loss from discontinued operations and stock-based compensation expense.
Adjusted Funds from Operations. We define Adjusted Funds from Operations as FFO before straight-lined revenue, straight-lined expense, stock-based compensation expense, non-cash portion of tax provision, non-real estate related depreciation, amortization and accretion, amortization of non-cash interest expense, other (income) expense, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, acquisition and integration costs, and adjustments for noncontrolling interests, and less sustaining capital expenditures (comprised of maintenance capital expenditures and corporate capital expenditures).
Funds from Operations. We define Funds from Operations as net income plus real estate related depreciation, amortization and accretion and asset write-down charges, less noncontrolling interest and cash paid for preferred stock dividends, and is a measure of funds from operations attributable to CCIC common stockholders.
Organic Contribution to Site Rental Revenues. We define the Organic Contribution to Site Rental Revenues as the sum of the change in GAAP site rental revenues related to (1) new leasing activity, including revenues from the construction of small cells and the impact of prepaid rent, (2) escalators and less (3) non-renewals of customer contracts.
Segment Measures
Segment Site Rental Gross Margin. We define Segment Site Rental Gross Margin as segment site rental revenues less segment site rental cost of operations, excluding stock-based compensation expense and prepaid lease purchase price adjustments recorded in consolidated site rental cost of operations.
Segment Services and Other Gross Margin. We define Segment Services and Other Gross Margin as segment services and other revenues less segment services and other cost of operations, excluding stock-based compensation expense recorded in consolidated services and other cost of operations.
Segment Operating Profit. We define Segment Operating Profit as segment site rental gross margin plus segment services and other gross margin, less selling, general and administrative expenses attributable to the respective segment.
All of these measurements of profit or loss are exclusive of depreciation, amortization and accretion, which are shown separately.
Other Calculations
Discretionary capital expenditures. We define discretionary capital expenditures as those capital expenditures made with respect to activities which we believe exhibit sufficient potential to enhance long-term stockholder value. They consist of expansion or development of existing communications infrastructure, construction of new communications infrastructure, and, to a lesser extent, purchases of land interests (which primarily relate to land assets under towers as we seek to manage our interests in the land beneath our towers) and other capital projects.
Integration capital expenditures. We define integration capital expenditures as those capital expenditures made as a result of integrating acquired companies into our business.

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Sustaining capital expenditures. We define sustaining capital expenditures as those capital expenditures not otherwise categorized as either discretionary or integration capital expenditures, such as (1) maintenance capital expenditures on our communications infrastructure assets that enable our customers' ongoing quiet enjoyment of the communications infrastructure and (2) corporate capital expenditures.
The tables set forth below reconcile the non-GAAP financial measures used herein to comparable GAAP financial measures. The components in these tables may not sum to the total due to rounding. The Company has changed its presentation to millions and, as a result, any necessary rounding adjustments have been made to prior year disclosed amounts.

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Reconciliations of Non-GAAP Financial Measures, Segment Measures and Other Calculations to Comparable GAAP Financial Measures:

Reconciliation of Historical Adjusted EBITDA:

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
(in millions)
Net income (loss)	$213	$98	$671	$445
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	8	7	26	17
Acquisition and integration costs	9	34	27	61
Depreciation, amortization and accretion	390	362	1,528	1,242
Amortization of prepaid lease purchase price adjustments	5	5	20	20
Interest expense and amortization of deferred financing costs(a)	164	160	642	591
(Gains) losses on retirement of long-term obligations	—	—	106	4
Interest income	(2)	(6)	(5)	(19)
Other (income) expense	(1)	2	(1)	(1)
(Benefit) provision for income taxes	5	15	19	26
Stock-based compensation expense	25	30	108	96
Adjusted EBITDA(b)(c)	$816	$707	$3,141	$2,482

(a)	See the reconciliation of "components of historical interest expense and amortization of deferred financing costs" herein for a discussion of non-cash interest expense.

(b)	See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" herein for a discussion of our definition of Adjusted EBITDA.

(c)	The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

Reconciliation of Current Outlook for Adjusted EBITDA:

	Full Year 2019
(in millions)	Outlook
Net income (loss)	$781	to	$861
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$35	to	$45
Acquisition and integration costs	$15	to	$25
Depreciation, amortization and accretion	$1,606	to	$1,646
Amortization of prepaid lease purchase price adjustments	$19	to	$21
Interest expense and amortization of deferred financing costs(a)	$687	to	$732
(Gains) losses on retirement of long-term obligations	$0	to	$0
Interest income	$(7)	to	$(3)
Other (income) expense	$(1)	to	$1
(Benefit) provision for income taxes	$17	to	$25
Stock-based compensation expense	$111	to	$116
Adjusted EBITDA(b)(c)	$3,344	to	$3,389

(a)	See the reconciliation of "components of current outlook for interest expense and amortization of deferred financing costs" herein for a discussion of non-cash interest expense.

(b)	See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" herein for a discussion of our definition of Adjusted EBITDA.

(c)	The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

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Reconciliation of Historical FFO and AFFO:

	For the Three Months Ended		For the Twelve Months Ended
(in millions)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net income (loss)	$213	$98	$671	$445
Real estate related depreciation, amortization and accretion	375	354	1,472	1,211
Asset write-down charges	8	7	26	17
Dividends on preferred stock	(28)	(30)	(113)	(30)
FFO(a)(b)(c)(d)(e)	$568	$429	$2,055	$1,643

FFO (from above)	$568	$429	$2,055	$1,643
Adjustments to increase (decrease) FFO:
Straight-lined revenue	(20)	(3)	(72)	—
Straight-lined expense	21	23	90	93
Stock-based compensation expense	25	30	108	96
Non-cash portion of tax provision	3	12	2	9
Non-real estate related depreciation, amortization and accretion	15	8	56	31
Amortization of non-cash interest expense	2	2	7	9
Other (income) expense	(1)	2	(1)	(1)
(Gains) losses on retirement of long-term obligations	—	—	106	4
Acquisition and integration costs	9	34	27	61
Maintenance capital expenditures	(17)	(13)	(64)	(41)
Corporate capital expenditures	(13)	(12)	(41)	(44)
AFFO(a)(b)(c)(d)(e)	$591	$512	$2,274	$1,860

(a)	See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" herein for a discussion of our definitions of FFO and AFFO.

(b)	FFO and AFFO are reduced by cash paid for preferred stock dividends during the period in which they are paid.

(c)
Diluted weighted-average common shares outstanding were 417 million, 408 million, 415 million and 383 million for the three months ended December 31, 2018 and 2017, and the twelve months ended December 31, 2018 and 2017, respectively. For all periods presented, the diluted weighted-average common shares outstanding does not include any assumed conversion of preferred stock in the share count.

(d)	The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

(e)	Attributable to CCIC common stockholders.

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Reconciliation of Current Outlook for FFO and AFFO:

	Full Year 2019
(in millions)	Outlook
Net income (loss)	$781	to	$861
Real estate related depreciation, amortization and accretion	$1,557	to	$1,577
Asset write-down charges	$35	to	$45
Dividends on preferred stock	$(113)	to	$(113)
FFO(a)(b)(c)(d)(e)	$2,293	to	$2,338

FFO (from above)	$2,293	to	$2,338
Adjustments to increase (decrease) FFO:
Straight-lined revenue	$(50)	to	$(30)
Straight-lined expense	$70	to	$90
Stock-based compensation expense	$111	to	$116
Non-cash portion of tax provision	$(4)	to	$6
Non-real estate related depreciation, amortization and accretion	$49	to	$69
Amortization of non-cash interest expense	$(2)	to	$8
Other (income) expense	$(1)	to	$1
(Gains) losses on retirement of long-term obligations	$0	to	$0
Acquisition and integration costs	$15	to	$25
Maintenance capital expenditures	$(80)	to	$(70)
Corporate capital expenditures	$(45)	to	$(35)
AFFO(a)(b)(c)(d)(e)	$2,413	to	$2,458

(a)
The assumption for full year 2019 diluted weighted-average common shares outstanding is 417 million based on the diluted common shares outstanding as of December 31, 2018. The diluted weighted-average common shares outstanding does not include any assumed conversion of preferred stock in the share count.

(b)	See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" herein for a discussion for our definitions of FFO and AFFO.

(c)	FFO and AFFO are reduced by cash paid for preferred stock dividends during the period in which they are paid.

(d)	The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

(e)	Attributable to CCIC common stockholders.

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For Comparative Purposes - Reconciliation of Previous Outlook for Adjusted EBITDA:

	Previously Issued			Previously Issued			Previously Issued
	Q4 2018			Full Year 2018			Full Year 2019
(in millions)	Outlook			Outlook			Outlook
Net income (loss)	$201	to	$226	$659	to	$684	$738	to	$818
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$9	to	$11	$27	to	$29	$35	to	$45
Acquisition and integration costs	$8	to	$12	$26	to	$30	$15	to	$25
Depreciation, amortization and accretion	$381	to	$401	$1,519	to	$1,539	$1,609	to	$1,644
Amortization of prepaid lease purchase price adjustments	$4	to	$6	$19	to	$21	$19	to	$21
Interest expense and amortization of deferred financing costs	$160	to	$170	$638	to	$648	$691	to	$736
(Gains) losses on retirement of long-term obligations	$0	to	$0	$106	to	$106	$0	to	$0
Interest income	$(2)	to	$0	$(6)	to	$(4)	$(7)	to	$(3)
Other (income) expense	$(1)	to	$3	$(1)	to	$3	$(1)	to	$1
(Benefit) provision for income taxes	$3	to	$8	$16	to	$21	$16	to	$24
Stock-based compensation expense	$23	to	$27	$107	to	$111	$111	to	$115
Adjusted EBITDA(a)(b)	$820	to	$830	$3,144	to	$3,154	$3,303	to	$3,348

(a)	See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" herein for a discussion of our definition of Adjusted EBITDA.

(b)	The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

For Comparative Purposes - Reconciliation of Previous Outlook for FFO and AFFO:

	Previously Issued			Previously Issued			Previously Issued
	Q4 2018			Full Year 2018			Full Year 2019
(in millions)	Outlook			Outlook			Outlook
Net income (loss)	$201	to	$226	$659	to	$684	$738	to	$818
Real estate related depreciation, amortization and accretion	$372	to	$382	$1,469	to	$1,479	$1,560	to	$1,580
Asset write-down charges	$9	to	$11	$27	to	$29	$35	to	$45
Dividends on preferred stock	$(28)	to	$(28)	$(113)	to	$(113)	$(113)	to	$(113)
FFO(a)(b)(c)(d)	$567	to	$577	$2,055	to	$2,065	$2,252	to	$2,297

FFO (from above)	$567	to	$577	$2,055	to	$2,065	$2,252	to	$2,297
Adjustments to increase (decrease) FFO:
Straight-lined revenue	$(15)	to	$(5)	$(67)	to	$(57)	$(9)	to	$11
Straight-lined expense	$16	to	$26	$85	to	$95	$68	to	$88
Stock-based compensation expense	$23	to	$27	$107	to	$111	$111	to	$115
Non-cash portion of tax provision	$(2)	to	$3	$(4)	to	$1	$(7)	to	$8
Non-real estate related depreciation, amortization and accretion	$9	to	$19	$50	to	$60	$49	to	$64
Amortization of non-cash interest expense	$0	to	$4	$5	to	$9	$2	to	$12
Other (income) expense	$(1)	to	$3	$(1)	to	$3	$(1)	to	$1
(Gains) losses on retirement of long-term obligations	$0	to	$0	$106	to	$106	$0	to	$0
Acquisition and integration costs	$8	to	$12	$26	to	$30	$15	to	$25
Maintenance capital expenditures	$(20)	to	$(10)	$(66)	to	$(56)	$(85)	to	$(75)
Corporate capital expenditures	$(30)	to	$(20)	$(59)	to	$(49)	$(40)	to	$(30)
AFFO(a)(b)(c)(d)	$591	to	$601	$2,273	to	$2,283	$2,413	to	$2,458

(a)
Previously issued fourth quarter 2018, full year 2018 and full year 2019 Outlook assumes diluted weighted-average common shares outstanding as of September 30, 2018 of approximately 416 million, 415 million and 416 million, respectively. For all periods presented, the diluted weighted-average common shares outstanding does not include any assumed conversion of preferred stock in the share count.

(b)	See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" herein for a discussion for our definitions of FFO and AFFO.

(c)	The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

(d)	Attributable to CCIC common stockholders.

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News Release continued:	Page 14

The components of changes in site rental revenues for the quarters ended December 31, 2018 and 2017 are as follows:

	Three Months Ended December 31,
(dollars in millions)	2018	2017
Components of changes in site rental revenues(a):
Prior year site rental revenues exclusive of straight-lined revenues associated with fixed escalators(b)(c)	$1,048	$812

New leasing activity(b)(c)	60	42
Escalators	21	20
Non-renewals	(22)	(18)
Organic Contribution to Site Rental Revenues(d)	59	44
Straight-lined revenues associated with fixed escalators	20	3
Acquisitions(e)	82	192
Other	—	—
Total GAAP site rental revenues	$1,209	$1,051

Year-over-year changes in revenue:
Reported GAAP site rental revenues	15.0%
Organic Contribution to Site Rental Revenues(d)(f)	5.6%

(a)
Additional information regarding Crown Castle's site rental revenues, including projected revenue from customer licenses, tenant non-renewals, straight-lined revenues and prepaid rent is available in Crown Castle's quarterly Supplemental Information Package posted in the Investors section of its website.

(b)	Includes revenues from amortization of prepaid rent in accordance with GAAP.

(c)	Includes revenues from the construction of new small cell nodes, exclusive of straight-lined revenues related to fixed escalators.

(d)	See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" herein.

(e)
Represents the initial contribution of recent acquisitions. The financial impact of recent acquisitions is excluded from Organic Contribution to Site Rental Revenues until the one-year anniversary of the acquisition, with the exception of the impact of Lightower. To be consistent with prior presentations of the 2018 Outlook for Organic Contributions to Site Rental Revenues, the entire contribution to growth in site rental revenues in 2018 attributable to Lightower is included within acquisitions.

(f)
Calculated as the percentage change from prior year site rental revenues, exclusive of straight-lined revenues associated with fixed escalations, compared to Organic Contribution to Site Rental Revenues for the current period.

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News Release continued:	Page 15

The components of the changes in site rental revenues for the years ending December 31, 2018 and 2019 are forecasted as follows:

(dollars in millions)	Full Year 2018	Full Year 2019 Outlook
Components of changes in site rental revenues(a):
Prior year site rental revenues exclusive of straight-lined revenues associated with fixed escalators(b)(c)	$3,670	$4,643

New leasing activity(b)(c)	213	350-380
Escalators	83	85-95
Non-renewals	(89)	(185)-(165)
Organic Contribution to Site Rental Revenues(d)	207	260-300
Straight-lined revenues associated with fixed escalators	72	30-50
Acquisitions(e)	767	—
Other	—	—
Total GAAP site rental revenues	$4,716	$4,939-$4,984

Year-over-year changes in revenue:
Reported GAAP site rental revenues	28.5%	5.2%(f)
Organic Contribution to Site Rental Revenues(d)(g)	5.6%	6.0%(f)

(a)
Additional information regarding Crown Castle's site rental revenues, including projected revenue from customer licenses, tenant non-renewals, straight-lined revenues and prepaid rent is available in Crown Castle's quarterly Supplemental Information Package posted in the Investors section of its website.

(b)	Includes revenues from amortization of prepaid rent in accordance with GAAP.

(c)	Includes revenues from the construction of new small cell nodes, exclusive of straight-lined revenues related to fixed escalators.

(d)	See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" herein.

(e)
Represents the contribution from recent acquisitions. The financial impact of recent acquisitions is excluded from Organic Contribution to Site Rental Revenues until the one-year anniversary of the acquisition, with the exception of the impact of Lightower. To be consistent with prior presentations of the 2018 Outlook for Organic Contributions to Site Rental Revenues, the entire contribution to growth in site rental revenues in 2018 attributable to Lightower is included within acquisitions.

(f)	Calculated based on midpoint of full year 2019 Outlook.

(g)
Calculated as the percentage change from prior year site rental revenues, exclusive of straight-lined revenues associated with fixed escalations, compared to Organic Contribution to Site Rental Revenues for the current period.

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News Release continued:	Page 16

Components of Historical Interest Expense and Amortization of Deferred Financing Costs:

	For the Three Months Ended
(in millions)	December 31, 2018	December 31, 2017
Interest expense on debt obligations	$162	$158
Amortization of deferred financing costs and adjustments on long-term debt, net	5	5
Other, net	(3)	(3)
Interest expense and amortization of deferred financing costs	$164	$160

Components of Current Outlook for Interest Expense and Amortization of Deferred Financing Costs:

	Full Year 2019
(in millions)	Outlook
Interest expense on debt obligations	$696	to	$716
Amortization of deferred financing costs and adjustments on long-term debt, net	$17	to	$22
Other, net	$(19)	to	$(14)
Interest expense and amortization of deferred financing costs	$687	to	$732

Debt balances and maturity dates as of December 31, 2018 are as follows:

(in millions)	Face Value	Final Maturity
Cash and cash equivalents(a)	$277

Tower Revenue Notes, Series 2015-1(b)	300	May 2042
Tower Revenue Notes, Series 2015-2(b)	700	May 2045
Tower Revenue Notes, Series 2018-1(b)	250	July 2043
Tower Revenue Notes, Series 2018-2(b)	750	July 2048
3.849% Secured Notes	1,000	Apr. 2023
Secured Notes, Series 2009-1, Class A-1(c)	13	Aug. 2019
Secured Notes, Series 2009-1, Class A-2(c)	70	Aug. 2029
Capital leases and other obligations	227	Various
Total secured debt	$3,310
2016 Revolver	1,075	June 2023
2016 Term Loan A	2,356	June 2023
5.250% Senior Notes	1,650	Jan. 2023
4.875% Senior Notes	850	Apr. 2022
3.400% Senior Notes	850	Feb. 2021
4.450% Senior Notes	900	Feb. 2026
3.700% Senior Notes	750	June 2026
2.250% Senior Notes	700	Sept. 2021
4.000% Senior Notes	500	Mar. 2027
4.750% Senior Notes	350	May 2047
3.200% Senior Notes	750	Sept. 2024
3.650% Senior Notes	1,000	Sept. 2027
3.150% Senior Notes	750	July 2023
3.800% Senior Notes	1,000	Feb. 2028
Total unsecured debt	$13,481
Total net debt	$16,514

(a)	Excludes restricted cash.

(b)
The Senior Secured Tower Revenue Notes, Series 2015-1 and 2015-2 have anticipated repayment dates in 2022 and 2025, respectively. The Senior Secured Tower Revenue Notes, Series 2018-1 and 2018-2 have anticipated repayment dates in 2023 and 2028, respectively.

(c)
The Senior Secured Notes, Series 2009-1, Class A-1 principal amortizes during the period beginning in January 2010 and ending in August 2019 and the Senior Secured Notes, 2009-1, Class A-2 principal amortizes during the period beginning in September 2019 and ending in August 2029.

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News Release continued:	Page 17

Net Debt to Last Quarter Annualized Adjusted EBITDA is computed as follows:

(dollars in millions)	For the Three Months Ended December 31, 2018
Total face value of debt	$16,791
Ending cash and cash equivalents(a)	277
Total Net Debt	$16,514

Adjusted EBITDA for the three months ended December 31, 2018	$816
Last quarter annualized Adjusted EBITDA	3,264
Net Debt to Last Quarter Annualized Adjusted EBITDA	5.1	x

(a)	Excludes restricted cash.

Components of Capital Expenditures:

	For the Three Months Ended
(in millions)	December 31, 2018				December 31, 2017
	Towers	Fiber	Other	Total	Towers	Fiber	Other	Total
Discretionary:
Purchases of land interests	$18	$—	$—	$18	$15	$—	$—	$15
Communications infrastructure construction and improvements	98	349	—	447	76	261	—	337
Sustaining:
Maintenance and corporate	8	15	7	30	11	8	7	25
Integration	—	—	5	5	—	—	—	—
Total	$124	$364	$11	$500	$101	$268	$7	$377
Note: See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" herein for further discussion of our components of capital expenditures.

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News Release continued:	Page 18

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements and information that are based on our management's current expectations. Such statements include our Outlook and plans, projections, and estimates regarding (1) potential benefits, returns, opportunities and customer and shareholder value which may be derived from our business, assets, investments, acquisitions and dividends, including on a long-and short-term basis, (2) our strategy, strategic position, business model and capabilities and the strength and fundamentals of our business, (3) our growth, including growth in our cash flows and dividends per share, long-term prospects and the trends impacting our business, (4) the potential benefits and contributions which may be derived from our recent acquisitions, including the contribution to or impact on our financial or operating results, (5) leasing environment and activity, including the contribution to our financial or operating results therefrom, (6) our investments in our business and communications infrastructure assets and the potential growth, returns and benefits therefrom, (7) our dividends and our dividend growth rate, including its driving factors, and targets, (8) the strength of the US market, (9) our portfolio of assets, including demand therefor, strategic position thereof and opportunities created thereby, (10) benefits which may be derived from refinancings, (11) cash flows, (12) tenant non-renewals, including the impact thereof, (13) capital expenditures, including sustaining and discretionary capital expenditures, and the timing thereof, (14) straight-line adjustments, (15) site rental revenues and estimated growth thereof, (16) site rental cost of operations, (17) net income (loss), (18) Adjusted EBITDA, including the impact of the timing of certain components thereof, (19) expenses, including interest expense and amortization of deferred financing costs, (20) FFO, (21) AFFO and estimated growth thereof, (22) Organic Contribution to Site Rental Revenues, (23) our weighted-average common shares outstanding, including on a diluted basis, (24) services contribution, including the timing thereof, and (25) the utility of certain financial measures, including non-GAAP financial measures. Such forward-looking statements are subject to certain risks, uncertainties and assumptions prevailing market conditions and the following:

•
Our business depends on the demand for our communications infrastructure, driven primarily by demand for data, and we may be adversely affected by any slowdown in such demand. Additionally, a reduction in the amount or change in the mix of network investment by our customers may materially and adversely affect our business (including reducing demand for tenant additions and services).

•
A substantial portion of our revenues is derived from a small number of customers, and the loss, consolidation or financial instability of any of such customers may materially decrease revenues or reduce demand for our communications infrastructure and services.

•
The expansion or development of our business, including through acquisitions, increased product offerings or other strategic growth opportunities may cause disruptions in our business, which may have an adverse effect on our business, operations or financial results. Additionally, we may fail to realize all of the anticipated benefits of the Lightower acquisition, or those benefits may take longer to realize than expected.

•
Our fiber segment has expanded rapidly, and the fiber business model contains certain differences from our towers business model, resulting in different operational risks. If we do not successfully operate our Fiber business model or identify or manage the related operational risks, such operations may produce results that are less than anticipated.

•	Failure to timely and efficiently execute on our construction projects could adversely affect our business.

•
Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments and our 6.875% Mandatory Convertible Preferred Stock limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.

•
We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations.

•	Sales or issuances of a substantial number of shares of our common stock or securities convertible into shares of our common stock may adversely affect the market price of our common stock.

•	As a result of competition in our industry, we may find it more difficult to negotiate favorable rates on our new or renewing tenant contracts.

•	New technologies may reduce demand for our communications infrastructure or negatively impact our revenues.

•
If we fail to retain rights to our communications infrastructure, including the land interests under our towers and the right-of-way and other agreements related to our small cells and fiber solutions, our business may be adversely affected.

•	Our services business has historically experienced significant volatility in demand, which reduces the predictability of our results.

•	New wireless technologies may not deploy or be adopted by customers as rapidly or in the manner projected.

•	If we fail to comply with laws or regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.

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News Release continued:	Page 19

•
If radio frequency emissions from wireless handsets or equipment on our communications infrastructure are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs or revenues.

•
Certain provisions of our restated certificate of incorporation, amended and restated by-laws and operative agreements, and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

•	We may be vulnerable to security breaches that could adversely affect our business, operations, and reputation.

•
Future dividend payments to our stockholders will reduce the availability of our cash on hand available to fund future discretionary investments, and may result in a need to incur indebtedness or issue equity securities to fund growth opportunities. In such event, the then current economic, credit market or equity market conditions will impact the availability or cost of such financing, which may hinder our ability to grow our per share results of operations.

•
Remaining qualified to be taxed as a REIT involves highly technical and complex provisions of the U.S. Internal Revenue Code. Failure to remain qualified as a REIT would result in our inability to deduct dividends to stockholders when computing our taxable income, which would reduce our available cash.

•
If we fail to pay scheduled dividends on our 6.875% Mandatory Convertible Preferred Stock, in cash, common stock, or any combination of cash and common stock, we will be prohibited from paying dividends on our common stock, which may jeopardize our status as a REIT.

•
Complying with REIT requirements, including the 90% distribution requirement, may limit our flexibility or cause us to forgo otherwise attractive opportunities, including certain discretionary investments and potential financing alternatives.

•	REIT related ownership limitations and transfer restrictions may prevent or restrict certain transfers of our capital stock.
Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC. As used in this release, the term "including," and any variation thereof, means "including without limitation."

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News Release continued:	Page 20

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (Amounts in millions, except par values)

	December 31, 2018	December 31, 2017

ASSETS
Current assets:
Cash and cash equivalents	$277	$314
Restricted cash	131	121
Receivables, net	501	398
Prepaid expenses	172	162
Other current assets	148	139
Total current assets	1,229	1,134
Deferred site rental receivables	1,366	1,300
Property and equipment, net	13,676	12,933
Goodwill	10,078	10,021
Other intangible assets, net	5,516	5,962
Long-term prepaid rent and other assets, net	920	879
Total assets	$32,785	$32,229

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$313	$249
Accrued interest	148	132
Deferred revenues	498	457
Other accrued liabilities	351	339
Current maturities of debt and other obligations	107	115
Total current liabilities	1,417	1,292
Debt and other long-term obligations	16,575	16,044
Other long-term liabilities	2,759	2,554
Total liabilities	20,751	19,890
Commitments and contingencies
CCIC stockholders' equity:
Common stock, $0.01 par value; 600 shares authorized; shares issued and outstanding: December 31, 2018—415 and December 31, 2017—406	4	4
6.875% Mandatory Convertible Preferred Stock, Series A, $0.01 par value; 20 shares authorized; shares issued and outstanding: December 31, 2018—2 and December 31, 2017—2; aggregate liquidation value: December 31, 2018—$1,650 and December 31, 2017—$1,650	—	—
Additional paid-in capital	17,767	16,844
Accumulated other comprehensive income (loss)	(5)	(4)
Dividends/distributions in excess of earnings	(5,732)	(4,505)
Total equity	12,034	12,339
Total liabilities and equity	$32,785	$32,229

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News Release continued:	Page 21

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (Amounts in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net revenues:
Site rental	$1,209	$1,051	$4,716	$3,669
Services and other	210	187	707	687
Net revenues	1,419	1,238	5,423	4,356
Operating expenses:
Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental	353	329	1,410	1,144
Services and other	135	110	437	420
Selling, general and administrative	145	127	563	426
Asset write-down charges	8	7	26	17
Acquisition and integration costs	9	34	27	61
Depreciation, amortization and accretion	390	362	1,528	1,242
Total operating expenses	1,040	969	3,991	3,310
Operating income (loss)	379	269	1,432	1,046
Interest expense and amortization of deferred financing costs	(164)	(160)	(642)	(591)
Gains (losses) on retirement of long-term obligations	—	—	(106)	(4)
Interest income	2	6	5	19
Other income (expense)	1	(2)	1	1
Income (loss) before income taxes	218	113	690	471
Benefit (provision) for income taxes	(5)	(15)	(19)	(26)
Net income (loss)	213	98	671	445
Dividends on preferred stock	(28)	(28)	(113)	(58)
Net income (loss) attributable to CCIC common stockholders	$185	$70	$558	$387

Net income (loss) attributable to CCIC common stockholders, per common share:
Net income (loss) attributable to CCIC common stockholders, basic	$0.45	$0.17	$1.35	$1.01
Net income (loss) attributable to CCIC common stockholders, diluted	$0.44	$0.17	$1.34	$1.01

Weighted-average common shares outstanding:
Basic	415	406	413	382
Diluted	417	408	415	383

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News Release continued:	Page 22

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)(a) (In millions of dollars)

	Twelve Months Ended December 31,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$671	$445
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	1,528	1,242
(Gains) losses on retirement of long-term obligations	106	4
Amortization of deferred financing costs and other non-cash interest	7	9
Stock-based compensation expense	103	92
Asset write-down charges	26	17
Deferred income tax (benefit) provision	2	15
Other non-cash adjustments, net	2	(2)
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	276	176
Decrease (increase) in assets	(219)	45
Net cash provided by (used for) operating activities	2,502	2,043
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(42)	(9,260)
Capital expenditures	(1,741)	(1,228)
Other investing activities, net	(12)	(5)
Net cash provided by (used for) investing activities	(1,795)	(10,493)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	2,742	3,093
Principal payments on debt and other long-term obligations	(105)	(119)
Purchases and redemptions of long-term debt	(2,346)	—
Borrowings under revolving credit facility	1,820	2,820
Payments under revolving credit facility	(1,725)	(1,840)
Payments for financing costs	(31)	(29)
Net proceeds from issuance of common stock	841	4,221
Net proceeds from issuance of preferred stock	—	1,608
Purchases of common stock	(34)	(23)
Dividends/distributions paid on common stock	(1,782)	(1,509)
Dividends paid on preferred stock	(113)	(30)
Net cash provided by (used for) financing activities	(733)	8,192
Net increase (decrease) in cash, cash equivalents, and restricted cash	(26)	(258)
Effect of exchange rate changes on cash	(1)	1
Cash, cash equivalents, and restricted cash at beginning of period(a)	440	697
Cash, cash equivalents, and restricted cash at end of period(a)	$413	$440
Supplemental disclosure of cash flow information:
Interest paid	619	547
Income taxes paid	17	16

(a)
Effective January 1, 2018, the Company is required to explain the change in restricted cash in addition to the change in cash and cash equivalents in its condensed consolidated statement of cash flows. The Company has applied this approach for all periods presented.

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News Release continued:	Page 23

CROWN CASTLE INTERNATIONAL CORP. SEGMENT OPERATING RESULTS (UNAUDITED) (In millions of dollars)

SEGMENT OPERATING RESULTS
	Three Months Ended December 31, 2018				Three Months Ended December 31, 2017
	Towers	Fiber	Other	Consolidated Total	Towers	Fiber	Other	Consolidated Total
Segment site rental revenues	$798	$411		$1,209	$741	$310		$1,051
Segment services and other revenues	202	8		210	176	11		187
Segment revenues	1,000	419		1,419	917	321		1,238
Segment site rental cost of operations	207	138		345	212	106		318
Segment services and other cost of operations	127	5		132	98	10		108
Segment cost of operations(a)(b)	334	143		477	310	116		426
Segment site rental gross margin(c)	591	273		864	529	204		733
Segment services and other gross margin(c)	75	3		78	78	1		79
Segment selling, general and administrative expenses(b)	29	47		76	26	33		59
Segment operating profit(c)	637	229		866	581	172		753
Other selling, general and administrative expenses(b)			$50	50			$46	46
Stock-based compensation expense			25	25			30	30
Depreciation, amortization and accretion			390	390			362	362
Interest expense and amortization of deferred financing costs			164	164			160	160
Other (income) expenses to reconcile to income (loss) before income taxes(d)			19	19			42	42
Income (loss) before income taxes				$218				$113

(a)	Exclusive of depreciation, amortization and accretion shown separately.

(b)
Segment cost of operations excludes (1) stock-based compensation expense of $6 million and $8 million for the three months ended December 31, 2018 and 2017, respectively, and (2) prepaid lease purchase price adjustments of $5 million for both of the three months ended December 31, 2018 and 2017. Selling, general and administrative expenses exclude stock-based compensation expense of $19 million and $22 million for the three months ended December 31, 2018 and 2017, respectively.

(c) See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" herein for a discussion of our definitions of segment site rental gross margin, segment services and other gross margin and segment operating profit.

(d)	See condensed consolidated statement of operations for further information.

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News Release continued:	Page 24

SEGMENT OPERATING RESULTS
	Twelve Months Ended December 31, 2018				Twelve Months Ended December 31, 2017
	Towers	Fiber	Other	Consolidated Total	Towers	Fiber	Other	Consolidated Total
Segment site rental revenues	$3,116	$1,600		$4,716	$2,900	$769		$3,669
Segment services and other revenues	691	16		707	637	50		687
Segment revenues	3,807	1,616		5,423	3,537	819		4,356
Segment site rental cost of operations	848	525		1,373	845	264		1,109
Segment services and other cost of operations	418	11		429	374	41		415
Segment cost of operations(a)(b)	1,266	536		1,802	1,219	305		1,524
Segment site rental gross margin(c)	2,268	1,075		3,343	2,055	505		2,560
Segment services and other gross margin(c)	273	5		278	263	9		272
Segment selling, general and administrative expenses(b)	110	179		289	94	89		183
Segment operating profit(c)	2,431	901		3,332	2,224	425		2,649
Other selling, general and administrative expenses(b)			$191	191			$167	167
Stock-based compensation expense			108	108			96	96
Depreciation, amortization and accretion			1,528	1,528			1,242	1,242
Interest expense and amortization of deferred financing costs			642	642			591	591
Other (income) expenses to reconcile to income (loss) before income taxes(d)			173	173			82	82
Income (loss) before income taxes				$690				$471

(a)	Exclusive of depreciation, amortization and accretion shown separately.

(b)
Segment cost of operations excludes (1) stock-based compensation expense of $25 million and $20 million for the twelve months ended December 31, 2018 and 2017, respectively, and (2) prepaid lease purchase price adjustments of $20 million for both of the twelve months ended December 31, 2018 and 2017. Selling, general and administrative expenses exclude stock-based compensation expense of $83 million and $76 million for the twelve months ended December 31, 2018 and 2017, respectively.

(c) See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" herein for a discussion of our definitions of segment site rental gross margin, segment services and other gross margin and segment operating profit.

(d)	See condensed consolidated statement of operations for further information.

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